December 29, 1999


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

   We were previously principal accountants for FFP Marketing Company, Inc. and, under the date of March 30, 1999, except as to the third paragraph of Note 5, which was as of April 12, 1999, we reported on the consolidated financial statements of FFP Marketing Company, Inc. and subsidiaries as of December 27, 1998 and December 28, 1997 and for the years ended December 27, 1998, and December 28, 1997. On December 15, 1999, our appointment as principal accountants was terminated. We have read FFP Marketing Company, Inc.'s statements included under Item 4 of its Form 8-K dated December 29, 1999, and we agree with such statements except that we are not in a position to agree or disagree with FFP Marketing Company, Inc.'s stated reason for changing principal accountants, statement that the change was approved by the audit committee of the Board of Directors, statement regarding the remedial action taken in fiscal 1999 to address material weaknesses and reportable conditions in internal controls, statement regarding registrant not yet determining correct accounting treatment of leases as discussed in the last paragraph of Item 4, and the last sentence of such Item 4 regarding FFP Marketing Company, Inc.'s contact with Grant Thornton or the fact that the disclosed unresolved issue had no bearing on its decision to dismiss us.


KPMG LLP
Fort Worth, Texas